Exhibit 21.1

SUBSIDIARIES OF SERES THERAPEUTICS, INC.

Legal Name of Subsidiary	Jurisdiction of Organization
Seres Therapeutics Securities Corporation	Massachusetts
Seres Therapeutics UK Limited	United Kingdom